Exhibit 10.07

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (the “Agreement”) is entered into as of December 17, 2003 (the “Closing Date”) by and between eUniverse, Inc., a Delaware corporation (“EUNI”), and MySpace Ventures, LLC, a California limited liability company (“Purchaser”).

RECITALS

WHEREAS, EUNI is the owner, operator and administrator of the business known as “myspace.com” and the associated web site located at www.myspace.com (the “Business”); and

WHEREAS, EUNI desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from EUNI an undivided one–third (1/3) interest in such assets all on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, undertakings and agreements below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. PURCHASE AND SALE OF THE ASSETS.

1.1 Purchase and Sale of Assets. EUNI hereby sells, transfers, assigns and delivers to Purchaser, free and clear of any liens or encumbrances of any kind which have been created or granted by EUNI, one–third (1/3) of all of EUNI’s right, title and interest in the following assets, whether now existing or hereafter acquired (collectively, the “Assets”):

A. Domain Name. The “www.myspace.com” Internet domain name, including all registrations thereof, including, without limitation, the Network Solutions, Inc., or any other applicable registrar, registration thereof, and all rights to listings or keyword associations in any Internet search engines or directories associated with the domain name (collectively, the “Domain Name”).

B. Web Site and Web Site Materials. The web pages created or acquired by or for EUNI with respect to the Business and associated with, or located at or under, the Domain Name (collectively, the “Web Site”), including all Web Site Materials. The “Web Site Materials” include, without limitation: (i) web pages, support files and related information and data associated with the Web Site; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (iii) all copyrights, copyright registrations, copyright applications, trade secrets, moral rights, publicity rights and know-how; (iv) all content that has appeared in any past or present editions of the Web Site, whether archived on the Web Site or otherwise; and (v) the operation, concepts, look and feel of the Web Site and Web Site Materials and business ideas associated with the Business (the “Content”).

C. Trademarks. All trademarks, trade names or service marks related to the Domain Name and “myspace.com” including any registrations or applications for registration, and all goodwill associated therewith (collectively, the “Marks”). All income, royalties, damages and payments due or payable and causes of action for infringement or violation of all rights in and to the Marks after the Closing Date as they pertain to the rights hereby assigned.

D. Customer Information. All customer lists, databases, files and documents relating to customers.

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E. Permits and Licenses. All governmental franchises, licenses, approvals, authorizations and permits that are held or used primarily in connection with the Business.

1.2 Closing. On the Closing Date, Purchaser shall (a) pay the Purchase Price to EUNI and (b) deliver the Rights Agreement, dated as of the Closing Date, by and among EUNI and Purchaser, substantially in the form of Exhibit A hereto (the “Rights Agreement”), duly executed by Purchaser. On the Closing Date, EUNI shall deliver the Rights Agreement duly executed by EUNI.

1.3 Post Closing Activities.

A. Further Assurances. At any time or from time to time after the Closing Date, upon either party’s written request and without further consideration, the other party shall take such other actions as the requesting party may reasonably deem necessary or desirable in order to consummate the terms of, obligations under and transactions contemplated by, this Agreement.

B. Post Closing Operations. Following the Closing Date, EUNI shall have sole and absolute discretion over the operation of the Business and exploitation and disposition of the Assets, except as specifically set forth in the Rights Agreement.

Section 2. PURCHASE PRICE. In consideration for EUNI’s sale, transfer and assignment of a one–third (1/3) interest in the Assets, Purchaser shall pay to EUNI the sum of Fifty Thousand Dollars ($50,000.00) (the “Purchase Price”).

Section 3. REPRESENTATIONS AND WARRANTIES.

3.1 Authority. EUNI and Purchaser each represent to the other that it has the right to enter into this Agreement and has the ability to perform its obligations hereunder, including the assignment, transfer and delivery by EUNI, and purchase by Purchaser, of a one-third (1/3) interest in the Assets hereunder. Each of EUNI and Purchaser is a corporation, limited liability company, partnership, trust, limited partnership or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 “As Is” “Where Is”. Purchaser has received all of information and documentation it requires in connection with the Assets and, except as expressly provided herein, is acquiring its interest in the Assets “as is” “where is”.

3.3 No Other Representations. Except as expressly set forth in this Agreement, neither party makes any further representations or warranties concerning the subject matter contained herein.

3.4 Survival. Each of the representations, warranties and agreements of each of Purchaser and EUNI contained in this Agreement shall survive the Closing Date.

Section 4. MISCELLANEOUS.

4.1 Relationship of the Parties. Purchaser is and shall remain at all times an independent contractor. Neither party is, nor will be deemed to be, an agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of or on behalf of the other party, and neither party will be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so.

4.2 Assignment. Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that (i) either party may freely assign its rights to receive payments under this Agreement and (ii) either party may assign is rights and obligations under this Agreement to any Affiliate. For purposes hereof, “Affiliate” means, with respect any person or entity, any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other person or entity (where the term “control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, whether through the ownership of voting

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securities, by contract or otherwise). This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this section will be void.

4.3 Governing Law and Venue. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, U.S.A., excluding its conflict of law provisions. The federal and state courts in the State of California shall have exclusive jurisdiction and venue over all actions in connection with this Agreement.

4.4 Dispute Resolution. In the event of any controversy, dispute or claim arising out of or related to this Agreement or the breach thereof, Purchaser and EUNI agree to meet and confer in good faith to attempt to resolve the controversy, dispute or claim without an adversary proceeding. If the controversy, dispute or claim is not resolved to the mutual satisfaction of Purchaser and EUNI within ten (10) business days of notice of the controversy, dispute or claim, Purchaser and EUNI agree to waive their rights, if any, to a jury trial, and to submit the controversy, dispute or claim to a retired judge or justice for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Purchaser and EUNI agree that the only proper venue for the submission of claims shall be the County of Los Angeles, California, and that the hearing before the referee shall be concluded within nine (9) months of the filing and service of the complaint. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law.

4.5 Notices. All notices and other communications under this Agreement will be in writing and shall be made by (i) personal delivery, (ii) certified or registered mail, return receipt requested, (iii) fax or (iv) e-mail, delivery acknowledgement requested. Notices shall be addressed as set forth on the signature pages hereto. Notices given via personal delivery shall be effective upon delivery. Notices given via certified or registered mail, return receipt requested, fax or e-mail, delivery acknowledgement requested, shall be effective five (5) days after delivery.

4.6 Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each party.

4.7 Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

4.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be in effective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4.9 Attorneys’ Fees. In the event that any suit, arbitration, legal action, proceeding or dispute between the parties arises in connection with this Agreement, the party prevailing shall be entitled to recover all expenses, costs and fees, including reasonable attorney’s fees, actually incurred in association with such action.

4.10 Entire Agreement. This Agreement, including all Exhibits, is the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and agreements, whether oral or written, between the parties respecting the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

eUniverse, INC.

By:	/s/ Thomas J. Flahie
Name:	Thomas J. Flahie
Title:	Chief Financial Officer
Address:	6060 Center Drive, Suite 300
Los Angeles, CA 90045
Attn: Chris Lipp, General Counsel
Facsimile: (310) 258-2757

MYSPACE VENTURES, LLC

By:	/s/ Chris DeWolfe
Name:	Chris DeWolfe
Title:	President
Address:	2286 Gloaming Way
Beverly Hills, CA 90210

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EXHIBIT A

Rights Agreement

RIGHTS AGREEMENT

This RIGHTS AGREEMENT is entered into as of December 17, 2003, by and between eUniverse, Inc., a Delaware corporation (“EUNI”), and MySpace Ventures, LLC, a California limited liability company (“Purchaser”).

RECITALS:

WHEREAS, EUNI is the owner, operator and administrator of the business known as “myspace.com” and the associated web site located at www.myspace.com (the “Business”);

WHEREAS, in consideration of the sale, transfer and assignment of the Assets to Purchaser as set forth in the Asset Acquisition Agreement, EUNI desires to grant Purchaser certain rights relating to the operations of the Business and potential transactions affecting the Business; and

WHEREAS, the parties desire to set forth funding and budget terms with respect to the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1 - Definitions

1.1 Specified Definitions. The following terms as used in this Agreement shall have the following meanings:

“Acquisition Transaction” means any transaction entered into by EUNI on behalf of the Business relating to any acquisition or purchase of all or substantially all of the business, properties or assets of, or any equity interest in, or any merger, consolidation, business combination or similar transaction involving, any third party.

“Agreement” means this Rights Agreement as originally executed and as amended from time to time.

“Asset Acquisition Agreement” means that certain Asset Acquisition Agreement, of even date herewith, by and between EUNI and Purchaser.

“Assets” shall have the meaning set forth in the Asset Acquisition Agreement.

“Bona Fide Offer” means a bona fide offer to enter into a Sale Transaction by any non-interested third party for bona fide cash consideration.

“Liquidity Event” means any transaction in which a third party either (i) makes a capital investment in MySpace, LLC (as defined below) of at least Five Hundred Thousand Dollars ($500,000)in return for no less than a five percent (5%) equity position in MySpace, LLC or (ii) purchases Purchaser’s one-third (1/3) interest in the Assets, in its entirety.

“Offered Purchase Price” means the aggregate purchase price related to any Bona Fide Offer.

“Profitability” means such time as the Business shall have achieved its first calendar month of net income, according to generally accepted accounting principles, consistently applied.

“Sale Transaction” means any transaction relating to any acquisition or purchase of all or substantially all of the Business, properties or assets of the Business (such assets shall be valued at their fair market value at the time of sale), or all of the equity interests in, or any merger, consolidation, business combination or similar transaction involving, MySpace, LLC, by any third party.

Article 2 - Rights

2.1 Option to Require Formation of MySpace, LLC.

(a) Grant of Right. EUNI hereby grants Purchaser the right to require, at any time after Profitability or receipt of a bona fide proposal of either a Liquidity Event or an Acquisition Transaction, on the terms and conditions set forth herein, EUNI to form a limited liability company (“MySpace, LLC”). Upon formation of MySpace, LLC pursuant to this Agreement, each of EUNI and Purchaser shall contribute their respective interests in and to the Assets and the agreements exclusively related to the operation of the Business to MySpace, LLC in exchange for a membership interests in MySpace, LLC of 66 2/3% to EUNI and 33 1/3% to Purchaser, and corresponding capital accounts. The parties shall (or cause their agents or representatives to) negotiate in good faith an operating agreement for MySpace, LLC upon such formation.

(b) Initial Terms. Upon the formation of MySpace, LLC, with respect to the operations of MySpace, LLC, both parties agree as follows:

(i) Distributions of all profits, less reserves for current commitments, shall be made within thirty (30) days following the end of each full fiscal quarter based upon the parties respective membership interests;

(ii) Quarterly budgets shall require the approval of at least seventy five percent (75%) of the membership interests of MySpace, LLC;

(iii) Any acquisition or purchase of all or substantially all of the business, properties or assets of, or any equity interest in, or any merger, consolidation, business combination or similar transaction involving MySpace, LLC shall require the approval of at least seventy five percent (75%) of the membership interests of MySpace, LLC; and

(iv) The dissolution, liquidation or winding up of MySpace, LLC shall require the approval of at least seventy five percent (75%) of the membership interests of MySpace, LLC.

2.2 Put Right.

(a) Grant of Right. EUNI hereby grants Purchaser the right, upon receipt of a Bona Fide Offer, to require EUNI, on the terms and conditions set forth herein, either to (i) repurchase Purchaser’s one-third (1/3) ownership interest in the Assets for an amount equal to one-third (1/3) of the Offered Purchase Price (the “Asset Repurchase”) or (ii) negotiate in good faith definitive documents in order to consummate a Sale Transaction within one hundred twenty (120) days of receipt of the Bona Fide Offer. In connection with the closing of any Sale Transaction, the parties agree that the purchase price shall be allocated among the assets purchased based on the relative fair market value of such assets at such time.

(b) Notice. Prior to the exercise of the Put Option or the negotiation of a Sale Transaction, Purchaser shall give written notice (the “Put Notice”) to EUNI stating (i) the Offered Purchase Price; (ii) the name of the proposed purchaser and (iii) a complete description of the form and details of the proposed transaction. Within fifteen (15) days after receiving the Put Notice, EUNI shall notify Purchaser of its decision whether to effect the Asset Repurchase or agree to negotiate a Sale Transaction (the “Put Response”).

(c) Closing of Asset Repurchase. The closing of the Asset Repurchase, if any, shall take place as soon as commercially practicable following delivery of the Put Response.

Article 3 – Funding; Budgets

3.1 Quarterly Budget. The parties shall jointly create and approve quarterly budgets with respect to the Business, which such quarterly budgets shall provide for all costs, fees, expenses and expenditures to be incurred by the Business during said quarter (the “Budget”).

3.2 Funding. Until Profitability, EUNI agrees to provide funding for the Business as required to pay operating expenses and other costs associated with the Business as specified in the Budget. Funding by EUNI in amounts in excess of those contemplated by the Budget shall be at the sole discretion of EUNI.

3.3 Funding. Distributions. Following Profitability, Purchaser shall receive quarterly distributions of one-third (1/3) of all profits, less reserves for current commitments, generated by the Business in each full fiscal quarter, which distributions shall be made no later than thirty (30) days following the end of such full fiscal quarter.

Article 4 – Miscellaneous

4.1 Notices. All notices and any other communications under this Agreement shall be in writing and shall be made by (i) personal delivery, (ii) certified or registered mail, return receipt requested, (iii) fax, or (iv) email, delivery acknowledgement requested. Notice shall be addressed as set forth on the signature pages hereto. Notices given via personal delivery shall be effective upon delivery. Notices given via certified or registered mail, return receipt requested, fax or e-mail, delivery acknowledgement requested, shall be effective five (5) days after delivery.

4.2 Amendments. This Agreement may only be amended by a writing signed by both parties.

4.3 Assignment; Successors. Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that (i) either party may freely assign its rights under this Agreement and (ii) either party may assign is rights and obligations under this Agreement to any Affiliate. For purposes hereof, “Affiliate” means, with respect any person or entity, any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other person or entity (where the term “control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise). This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this section will be void.

4.4 Captions. Any article, section or paragraph title or caption contained in this Agreement and the table of contents is for convenience of reference only and shall not be deemed a part of this Agreement.

4.5 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the context may require.

4.6 Invalidity. If any provision of this Agreement shall be held invalid, it shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

4.8 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver or cause to be delivered, all such other instruments in order to effectuate the provisions and purposes hereof.

4.9 Complete Agreement. This Agreement constitutes the entire, complete and exclusive agreement of the parties with respect to the subject matter hereof and the transactions contemplated herein. All prior understandings, agreements, representations, statements or other communications, whether written or oral, between and among the parties hereto with respect to the subject matter hereof are superseded and merged into this Agreement. No representation, statement, condition or warranty not contained in this Agreement shall be binding on the parties or have any force or effect whatsoever.

4.10 Governing Law and Venue. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, U.S.A., excluding its conflict of law provisions. The federal and state courts in the State of California shall have exclusive jurisdiction and venue over all actions in connection with this Agreement.

4.11 No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the parties and their respective heirs, successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, it being the intention of the parties that no one shall be deemed to be a third party beneficiary of this Agreement.

4.12 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

4.13 Dispute Resolution. In the event of any controversy, dispute or claim arising out of or related to this Agreement or the breach thereof, Purchaser and EUNI agree to meet and confer in good faith to attempt to resolve the controversy, dispute or claim without an adversary proceeding. If the controversy, dispute or claim is not resolved to the mutual satisfaction of Purchaser and EUNI within ten (10) business days of notice of the controversy, dispute or claim, Purchaser and EUNI agree to waive their rights, if any, to a jury trial, and to submit the controversy, dispute or claim to a retired judge or justice for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Purchaser and EUNI agree that the only proper venue for the submission of claims shall be the County of Los Angeles, California, and that the hearing before the referee shall be concluded within nine (9) months of the filing and service of the complaint. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law.

4.14 Waiver. Any failure or delay by either party in exercising any right, power or remedy under this Agreement shall not in any circumstance impair such right, power or remedy nor operate as a waiver of it. The single or partial exercise by either party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. Except as expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law. Any waiver of a breach of, or default under, any of the terms or conditions of this Agreement shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

4.15 Attorneys’ Fees. In the event that any suit, arbitration, legal action, proceeding or dispute between the parties arises in connection with this Agreement, the party prevailing shall be entitled to recover all expenses, costs and fees, including reasonable attorney’s fees, actually incurred in association with such action.

4.16 Termination. This agreement shall terminate and all rights and obligations of the parties hereunder shall expire upon formation of MySpace, LLC and the execution and delivery of the operating agreement therefor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

MYSPACE VENTURES, LLC

By:	/s/ Chris DeWolfe
Name:	Chris DeWolfe
Its:	President
Address:	2286 Gloaming Way
Beverly Hills, CA 90210

EUNIVERSE, INC.

By:	/s/ Thomas J. Flahie
Name:	Thomas J. Flahie
Its:	Chief Financial Officer
Address:	6060 Center Drive, Suite 300
Los Angeles, CA 90045
Facsimile: (310) 258-2757
Attn: Christopher Lipp, General Counsel